PRESS RELEASE

07/21/20

Carlisle Companies Reports Second Quarter Diluted Earnings per Share of $1.36

SCOTTSDALE, ARIZONA, July 21, 2020 - Carlisle Companies Incorporated (NYSE:CSL) today announced its second quarter 2020 financial results.

•Despite an extremely challenging second quarter, Vision 2025 goals remain intact
•Reported EPS of $1.36 includes $0.25 of costs attributable to restructuring, M&A and COVID-19 related plant closures and absences
•CCM delivered 18.7% operating income margin overcoming an approximately 20% decline in sales
•Solid performance in CIT-Medical partially offset expected weakness in CIT-Aerospace business
•Balance sheet remains strong, with $738 million in cash and untapped revolver of $1 billion

Comments from Chris Koch, Chairman, President and Chief Executive Officer

"First and foremost, let me reflect how very proud I am of Carlisle's global team and the perseverance and determination they have displayed throughout this ongoing pandemic. Carlisle's employees have rallied around each other, our customers and our communities by supporting critical infrastructure, continuing to operate our factories and distribution centers all the while adhering to rigorous global health and safety guidelines, and remaining active and positive contributors to their local communities. Overall infections at Carlisle have remained low thanks to diligent adherence to safety guidelines across our operations. However, it saddens all of us at Carlisle as we reflect on the three members of the Carlisle family we lost this quarter to the virus: Maria Camacho, Roy Powell and Gilberto Chavarria Saquil. Their loss is a harsh reminder to us of the every day realities this pandemic has created. Our sincere condolences go out to their families as they deal with their grief.

Turning to our second quarter financial results, our performance was led by a resilient CCM. While the quarter began with April's volumes down in excess of 30%, we saw strong recovery in shipments through May and June, and we continue to benefit from the overall resumption of construction activity in both the U.S. and Europe. CCM's operating income margins of 18.7% during the quarter validate Carlisle's position in the market, the importance of the Carlisle Experience and the efficiency with which our team at CCM is operating, especially in these difficult times. As has been publically reported, many U.S. roofing industry participants reacted to COVID-19's sharp impact on second quarter demand with destocking, significant cost cutting, and, in some cases, plant closures in an effort to conserve cash. Needless to say, these actions created a significant opportunity for CCM as we remained committed to supplying our contractor customers and distributors relying on higher production and inventory levels to ensure uninterrupted service. We believe the actions taken at CCM prior to and during the pandemic have solidified its place as the premium provider of Building Envelope solutions. Another notable positive was the performance of CCM's new platforms in Architectural Metal and Polyurethane. Both of these new additions performed very well in the quarter. Lastly, we continue to be steadfast in our commitment to price discipline and now expect a net price/raw material year-over-year benefit at CCM of approximately $60 million in 2020.

At CIT, we, like many others, were taken aback by the record global decline in aerospace production and the accompanying ripple effects through the supply chain. The brutal reality is that this crisis has devastated many aerospace participants. Our ongoing actions to restructure and rightsize our manufacturing footprint over the past few years, combined with accelerated restructuring taken in 2020, have positioned us to maintain profitability even as demand in the aerospace industry reset materially in the second quarter. We are maintaining our core competencies while taking these necessary actions, adapting to the near-term demand decline. We do, however, see some positive signs in the aerospace markets. While passenger travel dropped over 90% in the first few weeks of the quarter, daily TSA screenings as a percent of the prior year ended the quarter down approximately 70%, demonstrating slow but tangible improvement, including a spike around the July 4th holiday in the U.S. Additionally, Boeing's 737 MAX moved closer to FAA approval with the completion of certification flights on July 1. We remain a supplier-of-choice in the global aerospace market and will continue to invest in our assets, including seeking opportunistic M&A opportunities to ensure readiness to leverage stability and ultimate resumption of growth in the industry.

CIT's Medical Technologies platform, on the other hand, grew revenue 15% organically year-over-year during the second quarter driven by increased demand for COVID-19 related patient monitoring equipment. Recently acquired Providien also continued to perform well. In addition, product rationalization actions taken in medical product lines in 2018 and 2019 have improved CIT-Medical's margin profile, with continued COS efforts further enhancing profitability levels.

At CFT, results each month improved throughout the second quarter and we continue our steady progress on the initiatives laid out in Vision 2025. Unfortunately, volume declines of over 30% weighed heavily on operating income results. Despite this, we remain committed to this platform and continue to add product breadth by investing in new products such as our market differentiated fluid handling system for spray foam launched in the second quarter. CFT also continues its focus on upgrading the customer experience through quality and delivery improvements across the globe. We are beginning to see positive signs in CFT's end markets, particularly in Asia, and are cautiously optimistic for an improved second half of 2020. Coupling this with our ongoing actions, we are confident the business will leverage nicely going forward.

The pandemic crisis extended the pressure CBF was already experiencing in the global off-highway vehicle markets, offsetting the significant actions taken the past few years in this business, including the Tulsa to Medina plant consolidation and obtaining three coveted FAA Parts Manufacturer Approvals (PMAs) for aircraft carbon brakes. Given the actions taken over the past several years, its strong market position, and traction on new technology introductions, we expect CBF to favorably leverage any improvements in volume and await recovery from the pandemic.

From a core financial position, Carlisle's disciplined and conservative approach to the balance sheet and capital deployment, coupled with our strong cash flow, position the company to weather the current environment. In addition to funding Vision 2025, we remain very focused on maintaining our financial and strategic flexibility to be able to best leverage future opportunities. Some specific points that highlight Carlisle's strong financial position:

•As of June 30, 2020, we had cash-on-hand of $738 million and undrawn $1 billion on our credit facility, amounting to net debt to capital of approximately 35%
•We expect to generate free cash flow conversion in excess of 125% in 2020.
•We paid our second quarter dividend totaling $28 million on June 1st, and anticipate increasing our dividend in September for the 44th consecutive year.
•We were opportunistic in capital deployment, repurchasing 556,000 shares in the second quarter consistent with our ongoing share repurchase philosophy. We also continue to work an active M&A pipeline and are investing in our businesses across the globe.

We enter the second half of 2020 cautiously optimistic and with confidence in our ability to deliver longer-term on Vision 2025. Needless to say, the COVID-19 pandemic continues to negatively impact our operations. The uncertainties remaining around the pandemic, including the length and severity of the economic downturn and continued tension with China, likely will result in a choppy path to ultimate recovery, and we are unable to predict the full extent or duration of these events on Carlisle at this time. However, given our strong balance sheet and cash flow generating capabilities, we are well prepared to navigate the future while maintaining our disciplined and opportunistic capital deployment strategy. Once again, I want to thank all Carlisle employees for diligently following safety guidelines. Carlisle has succeeded for over 100 years, often persevering through difficult conditions because of the commitment of our employees both past and present."

Second Quarter 2020

Revenue of $1.02 billion decreased 22.1% from $1.31 billion in the second quarter of 2019. Organic revenue declined 23.8% (organic revenue defined as revenue excluding acquired revenues within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 1.9% in the quarter. Changes in foreign exchange rates had a negative 0.2% impact on revenues.

Operating income of $113.4 million decreased 45.3% from the second quarter of 2019. Operating income performance was driven primarily by volume declines, partially offset by raw material savings, lower SG&A and contributions from COS.

Second Quarter 2020 Segment Highlights

Carlisle Construction Materials (CCM)
•Revenues of $734.9 million, down 19.7% (-19.7% organic) year-over-year, were impacted by volume declines across most product categories.
•Operating income was $137.6 million, down 24.6% year-over-year. Operating margin of 18.7%, a 120 basis point decline, was affected by lower volumes partially offset by favorable raw material pricing, savings from COS and lower SG&A.
•Items affecting comparability were costs of $1.3 million versus $0.2 million in the second quarter of 2019.

Carlisle Interconnect Technologies (CIT)
•Revenues of $184.0 million, down 25.0% (-33.5% organic) year-over-year were negatively impacted by significant decline in orders from Aerospace customers, partially offset by acquisitions and Medical Technology sales growth.
•Operating loss was $1.5 million. Operating margin of -0.8%, was affected by lower volumes, higher restructuring costs, and wage and raw material inflation, partially offset by savings from COS, lower SG&A and a foreign exchange tailwind.
•Items affecting comparability were costs of $7.4 million versus $2.4 million in the second quarter of 2019.

Carlisle Fluid Technologies (CFT)
•Revenues of $46.5 million, down 30.9% (-34.2% organic) year-over-year, reflected volume declines, particularly in the transportation and automotive refinish markets, partially offset by acquisitions and price.
•Operating loss was $5.2 million. Operating margin of -11.2% reflected impacts from lower volumes, wage and raw material inflation and higher restructuring costs, partially offset by savings from COS and lower SG&A.
•Items affecting comparability were costs of $2.1 million versus $1.3 million in the second quarter of 2019.

Carlisle Brake & Friction (CBF)
•Revenues of $58.8 million, down 32.5% (-31.1% organic) year-over-year, reflected headwinds in off-highway vehicle end markets and foreign currency translation headwinds.
•Operating loss was $1.6 million. Operating margin of -2.7% was driven by lower volumes, higher restructuring and wage inflation, partially offset by savings from COS and lower SG&A.
•Items affecting comparability were costs of $1.7 million versus $0.5 million in the second quarter of 2019.

Cash Flow

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $177.8 million for the six months ended June, 30 2020, an increase of $22 million versus the prior year. Our priorities for the use of cash are to invest in growth and performance improvement opportunities for our existing businesses through capital expenditures, pursue strategic acquisitions that meet return criteria, pay dividends and return value to shareholders through share repurchases.

During the three months ended June 30, 2020, we redeployed our free cash flow towards $71.2 million in share repurchases and $27.7 million in dividends paid. As of June 30, 2020, we had $738 million of cash and $1.0 billion of availability under our revolving credit facility.

Table 1. Revenue Breakdown

	Three Months Ended June 30, 2020
	CSL	CCM	CIT	CFT	CBF
Change in Organic Revenues	(23.8)%	(19.7)%	(33.5)%	(34.2)%	(31.1)%
Net Impact from Acquisitions	1.9%	0.1%	8.6%	4.3%	—%
Impact from FX	(0.2)%	(0.1)%	(0.1)%	(1.0)%	(1.4)%
Change in Revenues	(22.1)%	(19.7)%	(25.0)%	(30.9)%	(32.5)%

EPS referenced in this release is from continuing operations unless otherwise noted.

Conference Call and Webcast

The Company will discuss second quarter 2020 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global coronavirus (COVID-19) pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global coronavirus (COVID-19) pandemic including, for example, expectations regarding the impact of the coronavirus (COVID-19) on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our ability to obtain financial and tax benefits from the recently passed CARES Act, our future results or our full-year financial outlook, increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses that manufactures highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by combining an entrepreneurial management style under a center-led framework with a balanced approach to capital deployment, all with a culture of responsible stewardship and continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, architectural metal, aerospace, medical technologies, defense, transportation, industrial, protective coating, auto refinishing, agriculture, and construction. Carlisle’s worldwide team of employees generated $4.8 billion in revenues in 2019. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations and FP&A
(480) 781-5135
jgiannakouros@carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except per share amounts)	2020	2019	2020	2019
Revenues	$1,024.2	$1,314.8	$2,054.4	$2,386.7

Cost of goods sold	743.0	920.6	1,494.8	1,703.9
Selling and administrative expenses	153.1	172.3	315.0	336.5
Research and development expenses	14.1	15.4	28.5	29.8
Other operating expense (income), net	0.6	(0.7)	—	(5.4)
Operating income	113.4	207.2	216.1	321.9
Interest expense, net	19.8	16.6	38.7	32.9
Loss on extinguishment of debt	—	—	8.8	—
Interest income	(2.7)	(1.9)	(3.4)	(4.5)
Other non-operating income, net	(0.7)	(0.6)	(1.2)	(1.0)
Income from continuing operations before income taxes	97.0	193.1	173.2	294.5
Provision for income taxes	21.6	40.1	36.0	64.1
Income from continuing operations	75.4	153.0	137.2	230.4

Discontinued operations:
Provision for (benefit from) income taxes	—	0.1	—	(1.9)
(Loss) income from discontinued operations	—	(0.1)	—	1.9
Net income	$75.4	$152.9	$137.2	$232.3

Basic earnings per share attributable to common shares:
Income from continuing operations(1)	$1.37	$2.68	$2.47	$4.01
Income from discontinued operations	—	—	—	0.03
Basic earnings per share	$1.37	$2.68	$2.47	$4.04

Diluted earnings per share attributable to common shares:
Income from continuing operations(1)	$1.36	$2.65	$2.45	$3.98
Income from discontinued operations	—	—	—	0.03
Diluted earnings per share	$1.36	$2.65	$2.45	$4.01

Average shares outstanding:
Basic	54.8	57.0	55.3	57.2
Diluted	55.2	57.6	55.8	57.7

Dividends declared and paid per share	$0.50	$0.40	$1.00	$0.80

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$75.3	$152.6	$136.9	$229.7
Net income	75.3	152.5	136.9	231.6

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
(in millions, except percentages)	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Carlisle Construction Materials	$734.9	$915.0	$(180.1)	(19.7)%	$1,411.3	$1,586.1	$(174.8)	(11.0)%
Carlisle Interconnect Technologies	184.0	245.4	(61.4)	(25.0)%	408.5	491.8	(83.3)	(16.9)%
Carlisle Fluid Technologies	46.5	67.3	(20.8)	(30.9)%	104.8	130.4	(25.6)	(19.6)%
Carlisle Brake & Friction	58.8	87.1	(28.3)	(32.5)%	129.8	178.4	(48.6)	(27.2)%
Total	$1,024.2	$1,314.8	$(290.6)	(22.1)%	$2,054.4	$2,386.7	$(332.3)	(13.9)%

Operating Income (Loss)
Carlisle Construction Materials	$137.6	$182.5	$(44.9)	(24.6)%	$245.3	$275.4	$(30.1)	(10.9)%
Carlisle Interconnect Technologies	(1.5)	35.9	(37.4)	(104.2)%	14.9	66.5	(51.6)	(77.6)%
Carlisle Fluid Technologies	(5.2)	3.3	(8.5)	(257.6)%	(2.4)	9.7	(12.1)	(124.7)%
Carlisle Brake & Friction	(1.6)	8.3	(9.9)	(119.3)%	(5.4)	14.8	(20.2)	(136.5)%
Segment Totals	129.3	230.0	(100.7)	(43.8)%	252.4	366.4	(114.0)	(31.1)%
Corporate and unallocated (1)	(15.9)	(22.8)	6.9	(30.3)%	(36.3)	(44.5)	8.2	(18.4)%
Total	$113.4	$207.2	$(93.8)	(45.3)%	$216.1	$321.9	$(105.8)	(32.9)%

Operating Margin Percentage
Carlisle Construction Materials	18.7%	19.9%	(120) bps		17.4%	17.4%	— bps
Carlisle Interconnect Technologies	(0.8)%	14.6%	(1540) bps		3.6%	13.5%	(990) bps
Carlisle Fluid Technologies	(11.2)%	4.9%	(1610) bps		(2.3)%	7.4%	(970) bps
Carlisle Brake & Friction	(2.7)%	9.5%	(1220) bps		(4.2)%	8.3%	(1250) bps
Total	11.1%	15.8%	(470) bps		10.5%	13.5%	(300) bps

Depreciation and Amortization
Carlisle Construction Materials	$25.0	$23.2	$1.8	7.8%	$49.8	$45.8	$4.0	8.7%
Carlisle Interconnect Technologies	19.7	15.7	4.0	25.5%	38.8	30.2	8.6	28.5%
Carlisle Fluid Technologies	5.4	6.0	(0.6)	(10.0)%	11.6	11.7	(0.1)	(0.9)%
Carlisle Brake & Friction	5.0	5.5	(0.5)	(9.1)%	10.9	10.9	—	—%
Corporate and unallocated (1)	0.9	0.7	0.2	28.6%	1.7	1.5	0.2	13.3%
Total	$56.0	$51.1	$4.9	9.6%	$112.8	$100.1	$12.7	12.7%
(1)Includes general corporate expenses and other unallocated costs.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information

Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, litigation settlement costs, gains and losses from and costs related to divestitures, idle capacity and labor costs, net of subsidies, losses on debt extinguishment and discrete tax items). Because these items affect our, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2020	2019	2020	2019
Impact to Operating Income
Exit and disposal costs	$8.3	$1.5	$13.1	$8.3
Other facility rationalization costs	0.4	0.9	1.9	2.3
Acquisition related costs:
Inventory step-up amortization	—	0.7	0.2	1.2
Other acquisition costs	4.9	1.4	5.4	2.9
Idle capacity and labor costs, net of subsidies	3.8	—	7.8	—
Gains from contingent consideration	—	—	—	(3.0)
Gains from divestitures	—	—	(0.8)	—
Total	$17.4	$4.5	$27.6	$11.7

Impact to Diluted EPS from Continuing Operations (1)
Exit and disposal costs	$0.11	$0.02	$0.18	$0.11
Other facility rationalization costs	0.01	0.01	0.03	0.03
Acquisition related costs:
Inventory step-up amortization	—	0.01	—	0.01
Other acquisition costs	0.07	0.02	0.07	0.04
Idle capacity and labor costs, net of subsidies	0.05	—	0.10	—
Gains from contingent consideration	—	—	—	(0.05)
Gains from divestitures	—	—	(0.01)	—
Loss on early extinguishment of debt	—	—	0.12	—
Indemnification losses	0.04	—	0.06	—
Tax items (2)	(0.03)	(0.09)	(0.10)	(0.09)
Total	$0.25	$(0.03)	$0.45	$0.05

Impact to Operating Income
Carlisle Construction Materials	$1.3	$0.2	$1.9	$1.8
Carlisle Interconnect Technologies	7.4	2.4	12.7	7.3
Carlisle Fluid Technologies	2.1	1.3	2.4	0.4
Carlisle Brake & Friction	1.7	0.5	5.4	1.8
Corporate	4.9	0.1	5.2	0.4
Total	$17.4	$4.5	$27.6	$11.7

Impact to Diluted EPS from Continuing Operations (1)
Carlisle Construction Materials	$0.06	$—	$0.08	$0.02
Carlisle Interconnect Technologies	0.10	0.03	0.17	0.10
Carlisle Fluid Technologies	0.03	0.02	0.04	—
Carlisle Brake & Friction	0.02	0.01	0.07	0.02
Corporate	0.04	(0.09)	0.09	(0.09)
Total	$0.25	$(0.03)	$0.45	$0.05

(1)Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.
(2)In order to provide better information to the user, items affecting comparability include all non-comparable tax activity in current periods and all comparative periods.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in millions)	2020	2019
Net cash provided by operating activities	$226.3	$197.1

Investing activities:
Capital expenditures	(48.5)	(41.0)
Acquisitions, net of cash acquired	(2.4)	(272.0)
Other investing activities, net	0.9	1.1
Net cash used in investing activities	(50.0)	(311.9)

Financing activities:
Proceeds from notes	740.7	—
Repayments of notes	(258.5)	—
Borrowings from revolving credit facility	500.0	—
Repayments of revolving credit facility	(500.0)	—
Financing costs	(24.2)	—
Repurchase of common stock	(191.8)	(232.1)
Dividends paid	(56.0)	(46.2)
Proceeds from exercise of stock options	11.4	20.5
Withholding tax paid related to stock-based compensation	(6.4)	(9.3)
Other financing activities, net	(0.5)	(0.1)
Net cash provided by (used in) financing activities	214.7	(267.2)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(4.5)	0.4

Change in cash and cash equivalents	386.5	(381.6)
Beginning of period	351.2	803.6
End of period	$737.7	$422.0

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$737.7	$351.2
Long-term debt, including current portion	2,078.0	1,591.6
Total shareholders' equity	2,516.2	2,642.8